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[CENTERPOINT ENERGY LETTERHEAD]

                                                                     EXHIBT 99.2

FOR IMMEDIATE RELEASE                                               Page 1 of 1
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                      CenterPoint Energy subsidiaries close
                financing transactions totaling over $1.6 billion

     CenterPoint Energy Resources Corp.:

          . Closed on $650 million of senior notes

          . Retired significant portion of debt maturing in Nov. 2003

          . Closed $200 million revolving credit facility

     CenterPoint Energy Houston Electric:

          . Closed on more than $762 million of general mortgage bonds

     Houston, TX - March 25, 2003 - CenterPoint Energy, Inc. (NYSE:CNP) announced today that it completed financing transactions totaling more than $1.6 billion.

     Today, the company's natural gas distribution, pipelines and gathering operations subsidiary, CenterPoint Energy Resources Corp. (CERC), closed on $650 million of 7.875 percent senior unsecured notes. A portion of the proceeds were used to retire $260 million of CERC's 6 3/8 percent Term Enhanced ReMarketable Securities (TERMS). The remaining $240 million of TERMS are due to be refinanced or remarketed in November. Proceeds were also used to extinguish a $350 million bank revolver due to expire on March 31. As a result, a previously announced commitment for a $350 million bridge financing facility expired.

     In addition, CERC closed a $200 million revolving credit facility which will be used for working capital needs. This 364-day facility has a drawn cost of LIBOR plus 250 basis points at existing credit ratings.

     On March 18, CenterPoint Energy Houston Electric, LLC (CEHE), the company's electric transmission and distribution subsidiary, closed on general mortgage bonds totaling over $762 million. Of this, $450 million are 10-year bonds with a coupon rate of 5.7 percent, and $312.275 million are 30-year bonds with a coupon rate of 6.95 percent. Proceeds will be used to enable the parent to repay $150 million of medium term notes maturing on April 21, to redeem $312.275 million of first mortgage bonds of CEHE and to repay $279 million of a $537 million intercompany note to CenterPoint Energy. Part of the proceeds from this repayment were used to repay bank loans and permanently reduce the $3.85 billion parent bank credit facility by $50 million.

     The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under that Act.

     This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.


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